Exhibit 99.1

Contacts:

Jean Suzuki	Larry Dennedy
(650) 454-2648	MacKenzie Partners, Inc.
jean.suzuki@facetbiotech.com	(212) 925-5500

RODERICK WONG WITHDRAWS DIRECTOR NOMINATIONS

Redwood City, Calif., May 4, 2009 — Facet Biotech Corporation (Nasdaq: FACT) and Roderick Wong, M.D., today jointly announced that based on productive discussions between Facet and Dr. Wong, Dr. Wong has withdrawn his slate of director nominees for election at Facet’s 2009 annual meeting of stockholders and will not present, recommend or move for the election of any of the nominees he had submitted for election.

Faheem Hasnain, president and chief executive officer of Facet, said, “We thank Dr. Wong for raising important concerns held by some of Facet’s stockholders and advocating for these stockholders.  Our Board values his insights regarding the future of the company and we look forward to an ongoing constructive dialogue with Dr. Wong.”

Dr. Wong said “I am pleased to have brought this situation to an amicable conclusion.  Our discussions have focused on issues that are critical to Facet’s success and I appreciate the time and attention that the company has devoted to our discussions.”

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of four clinical-stage products and leveraging its research and development capabilities to identify and develop new oncology drugs. Facet Biotech launched in December 2008 as a spin-off from PDL BioPharma, Inc.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.